EXHIBIT 23.1

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

November 10, 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
OptimizeRx Corporation
Rochester, MI

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by OptimizeRx Corporation of our report dated November 7, 2008, relating to the consolidated financial statements of OptimizeRx Corporation, a Nevada Corporation, and its predecessor, Optimizer Systems, LLC, a Michigan Limited Liability Company, as of and for the periods ending December 31, 2007 and 2006, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC